Exhibit 99.5

BURNS PHILP CAPITAL PTY LIMITED

OFFER TO EXCHANGE
Its
9-3/4% Series B Senior Subordinated Notes due 2012
for any and all of its outstanding
9-3/4% Senior Subordinated Notes due 2012

Instruction to Registered Holder from Beneficial Owner

     The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus and the related Letter of Transmittal, in connection with the offer by Burns Philp Capital Pty Limited, a company incorporated under the laws of Australia (the “Company”), to exchange its 9-3/4% Series B Senior Subordinated Notes due 2012 (the “Exchange Notes”) for its 9-3/4% Senior Subordinated Notes due 2012 (the “Old Notes”).

     This will instruct you to tender the principal amount of Old Notes indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Prospectus and the related Letter of Transmittal.

     The undersigned represents that (i) the Exchange Notes to be acquired pursuant to the Exchange Offer in exchange for the Old Notes designated below are being obtained in the ordinary course of business of the person receiving such Exchange Notes, (ii) neither the undersigned nor any other person receiving such Exchange Notes is participating, intends to participate, or has any arrangement or understanding with any person to participate, in the distribution of such Exchange Notes, and (iii) it is not an “affiliate,” as defined under Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), of the Company or any Guarantor, or if it is an affiliate of the Company or any Guarantor, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If the undersigned is a “broker” or “dealer” registered under the Securities Exchange Act of 1934, as amended that acquired Old Notes for its own account pursuant to its market-making or other trading activities (other than Old Notes acquired directly from the Company), the undersigned understands and acknowledges that it may be deemed to be an “underwriter” within the meaning of the Securities Act and, therefore, must deliver a prospectus relating to the Exchange Notes meeting the requirements of the Securities Act in connection with any resales by it of Exchange Notes acquired for its own account in the Exchange Offer. Notwithstanding the foregoing, the undersigned does not thereby admit that it is an “underwriter” within the meaning of the Securities Act.

     You are hereby instructed to tender all Old Notes held for the account of the undersigned unless otherwise indicated below.

☐	Do not tender any Old Notes

☐	Tender Old Notes in the aggregate principal amount of $

SIGNATURE:

Name of Beneficial Owner (please print)

By

Signature

Address

Area Code and Telephone Number

Dated:	, 2004